FORM NSAR Q77O Transactions effected pursuant to Rule 10F3 Fidelity New York Municipal Trust

Series Number	2
Fund	Fidelity New York Municipal Income Fund
Trade Date	12/07/11
Settle Date	12/15/11
Security Name	NYC TFA BARB 5.25% 07/15/37
CUSIP	64972HSY9
Price	$106.988
Transaction Value	$10,698,800.00
Class Size	375,270,000
% of Offering	2.66%
Underwriter Purchased From	Morgan Stanley & Co LLC
Underwriting Members: (1)	Morgan Stanley & Co LLC
Underwriting Members: (2)	Bank of America Merrill Lynch
Underwriting Members: (3)	Goldman, Sachs & Co.
Underwriting Members: (4)	J.P. Morgan Securities LLC
Underwriting Members: (5)	Citigroup Global Markets Inc.
Underwriting Members: (6)	Barclays Capital
Underwriting Members: (7)	Cabrera Capital Markets, LLC
Underwriting Members: (8)	Fidelity Capital Markets
Underwriting Members: (9)	Jackson Securities LLC
Underwriting Members: (10)	Jefferies & Company, Inc.
Underwriting Members: (11)	Loop Capital Markets
Underwriting Members: (12)	M.R. Beal & Company
Underwriting Members: (13)	Ramirez & Co., Inc.
Underwriting Members: (14)	Rice Financial Products Company
Underwriting Members: (15)	Roosevelt & Cross, Inc.
Underwriting Members: (16)	Siebert Brandford Shank & Co.
Underwriting Members: (17)	Wells Fargo Securities
Underwriting Members: (18)	Morgan Keegan
Underwriting Members: (19)	Oppenheimer & Co.
Underwriting Members: (20)	Raymond James & Associates, Inc.
Underwriting Members: (21)	RBC Capital Markets
Underwriting Members: (22)	Southwest Securities, Inc.
Underwriting Members: (23)	Stifel, Nicolaus & Company, Inc